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                                                                   EXHIBIT 99(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A (File No. 33-46488) of our report dated July 21, 2000 relating to the financial statements and financial highlights appearing in the May 31, 2000 Annual Report to the Shareholders of The Money Market Fund, The Short Term Government Income Fund, The Intermediate Term Government Income Fund, The Large Cap Equity Fund, The Mid Cap Equity Fund, and The Small Cap Equity Fund (separate portfolios constituting the Performance Funds Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" and "Experts" in the Statements of Additional Information.





Columbus, Ohio
August 17, 2000